Investor Relations Contact:
Hawk Associates, Inc.
Frank Hawkins and Ken AuYeung
Phone: (305) 451-1888
E-mail: info@hawkassociates.com
http://www.hawkassociates.com

Azco Mining Inc.
1128 Pennsylvania NE, Suite 200
Albuquerque, New Mexico 87110
Tel: (505) 255-4852
Fax: (505) 255-4851
E-mail: info@azco.com

Azco Mining Appoints World Renowned
Explorationist to Board of Directors

ALBUQUERQUE, N.M. -- May 8, 2007 -- Azco Mining Inc. (OTC Bulletin Board: AZMN), a U.S.-based mining and exploration enterprise focused on gold, silver, copper and industrial minerals, announced today that Dr. John E. (Jack) Frost has joined its board of directors. Frost has over 50 years of international mining experience in a wide range of metallic and non-metallic minerals and has been closely involved in the discovery, evaluation, development and/or acquisition of more than 40 commercial mineral deposits.

As principal of Frost Minerals International, Inc. since 1986, Dr. Frost has provided management and consulting services involving acquisitions, minerals exploration and mining. From 1967-1986, he worked for Exxon Minerals Company and its affiliates in a number of senior management capacities, including president of Exxon Minerals International. Frost had major responsibility for establishing and managing Exxon’s very successful domestic and international minerals exploration programs, among the largest in the world.

Prior to 1967, he managed exploration and mining activities for Duval Corporation and Philippine Iron Mines. In 1983, Dr. Frost received the American Institute of Mining, Metallurgical, and Petroleum Engineers’ Charles F. Rand Memorial Gold Medal for innovative leadership. In 1984, he was honored with the Society for Mining, Metallurgy, and Exploration’s Distinguished Member Award. Dr. Frost holds a B.S. degree in mining engineering, an M.S. degree in geology and a Ph.D. in geology, all from Stanford University.

Dr. Pierce Carson, CEO of Azco Mining, said, “Chairman of the board Larry Olson and I are delighted to welcome Jack. We are truly fortunate to have the benefit of his vast experience in the areas of exploration and development of mineral deposits, especially at this critical time in the strategic growth of our company. His advice will be invaluable as we develop our current projects and identify and evaluate future acquisition opportunities.”

Dr. Frost said, “I am excited about this challenge and am eager to assist in assessing new opportunities and bringing Azco’s assets to fruition. Pierce and his team have done a terrific job over the past several years. With the Summit silver-gold deposit now ready to proceed to development, and the Ortiz gold project in the pipeline, I believe the company is poised for significant growth. These are exciting times for our industry and for Azco Mining and I am pleased to contribute to the company’s future success for the benefit of all shareholders.”

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About Azco Mining Inc.
Azco Mining is a U.S.-based mining and exploration company focused on acquiring and developing gold, silver, copper and industrial mineral properties. The company owns the Summit silver-gold property and a mill site and processing equipment in southwestern New Mexico; mineral lease rights to the Ortiz gold property in north-central New Mexico, believed to contain two million ounces of gold; the Black Canyon mica mine and processing facility near Phoenix, Ariz.; and a large resource of micaceous iron oxide (MIO) in western Arizona. Azco Mining intends to build a portfolio of high-quality, diversified mineral assets with an emphasis on precious metals. To learn more about Azco Mining Inc., visit http://www.azco.com.

An investment profile about Azco Mining may be found at http://www.hawkassociates.com/azmnprofile.aspx. To receive free e-mail notification of future press releases for this company, sign up at http://www.hawkassociates.com/email.aspx.

For investor relations information regarding Azco Mining, contact Frank Hawkins or Julie Marshall, Hawk Associates, at (305) 451-1888, e-mail: info@hawkassociates.com . An online investor kit including press releases, current price quotes, stock charts and other valuable information for investors may be found at http://www.hawkassociates.com and http://www.americanmicrocaps.com.

The information contained herein regarding risks and uncertainties, which may differ materially from those set forth in these statements, in addition to the economic, competitive, governmental, technological and other factors, constitutes a "forward-looking statement" within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995 and is subject to the safe harbors created thereby. While the company believes that the assumptions underlying such forward-looking information are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the forward-looking information will prove to be accurate. Accordingly, there may be differences between the actual results and the predicted results, and actual results may be materially higher or lower than those indicated in the forward-looking information contained herein.

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